UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 12, 2005

DWANGO NORTH AMERICA CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-50533	84-1407365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 W Mercer St., Suite 501
Seattle, Washington	98119
(Address of Principal Executive Offices)	(Zip Code)

(206) 832-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

               The relevant disclosure contained in Item 3.02 below is hereby incorporated into this Item 1.01 by reference.

Item 3.02. Unregistered Sale of Equity Securities.

               Series C Convertible Preferred Stock and Warrants
On January 12, 2005, Dwango North America Corp. (the “Company”) completed a private placement with Alexandra Global Master Fund Ltd. (the “Fund”), of Series C Convertible Preferred Stock, par value $.001 per share (the “Preferred Stock”), and warrants (the “January 2005 Financing”). The placement was pursuant to a Subscription Agreement, dated January 12, 2005, between the Company and the Fund (the “Subscription Agreement”). The gross proceeds of this transaction were $700,000 and are intended to be used for working capital and general corporate purposes.

Pursuant to the January 2005 Financing, the Company issued 700 shares of Preferred Stock, convertible at any time or from time to time at the option of the holder into an aggregate of 426,830 shares of common stock, par value $.001 per share (“Common Stock”), of the Company, representing a conversion price of $1.64 per share, and warrants to purchase an aggregate of 170,732 shares of Common Stock at $1.97 per share, which are immediately exercisable and expire in four years (the “January 2005 Warrants”).

Each holder of Preferred Stock, which has a stated value of $1,000 per share, is entitled to receive cumulative dividends at a rate of nine percent (9%) per annum out of legally available funds. Dividends are paid when, and if, declared by the Board of Directors of the Company. The Company has the option of allowing the dividend payments to accrue until conversion or redemption. The dividend and liquidation rights of the Preferred Stock are senior to those of the Common Stock and junior to those of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Company. The Preferred Stock does not carry voting rights. The Preferred Stock may be converted at the option of the holder into the securities of the Company sold in the Company’s next private placement financing pursuant to which gross proceeds of $5,000,000 or more are raised. The Preferred Stock is required to be redeemed at its stated value plus any accrued and unpaid dividends in certain circumstances. In each case, redemption is subject to the limitations of state law. The issuance of these securities was exempt from registration pursuant to Rule 506 promulgated under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). No general solicitation or advertising was made in connection with the offering, and the offering was made solely to one accredited investor with access to all material information regarding the Company.

Both the Preferred Stock and the January 2005 Warrants contain anti-dilution protection in certain events. In addition, both instruments provide that the number of shares of Common Stock that may be acquired at any time by the Fund under either such instrument shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by the Fund, would result in beneficial ownership by the Fund of more than 9.9% of the shares of Common Stock for the purposes of Section 13(d) or Section 16 under the Securities Exchange Act of 1934, as amended.

The offer and sale of the Preferred Stock, the January 2005 Warrants and the shares of Common Stock underlying the Preferred Stock and the January 2005 Warrants by the Company to the Fund has not and will not be registered under the Securities Act. The Company has agreed to register the resale of the shares of Common Stock underlying the Preferred Stock and the January 2005 Warrants by October 1, 2005, or earlier if it completes a subsequent financing which provides for earlier registration rights in such subsequent financing, and to make compensatory payments if it is unable to complete such registration in a timely fashion.

Warrant Exercise

On December 31, 2004, the Fund exercised warrants to purchase an aggregate of 315,790 shares of Common Stock held by it for an aggregate purchase price of $300,000. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act.

Promissory Note Conversions

Commencing May 31, 2004 and through the date hereof, holders of the Company’s Senior Convertible Notes (the “Notes”) have converted an aggregate of $955,655 principal and interest on such Notes into an aggregate of 928,615 shares of Common Stock. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act.

                For more detailed information, reference is made to the Certificate of Designations of the Preferred Stock, the Subscription Agreement and the January 2005 Warrant for all the terms and provisions thereof, which are filed as Exhibits 3.1, 4.1 and 4.2, respectively, and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

                 In connection with the consummation of the January 2005 Financing referred to in Item 3.02 above, the Company filed a Certificate of Designations of Series C Convertible Preferred Stock on January 12, 2005 with the Secretary of State of the State of Nevada, a copy of which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

3.1	Certificate of Designations of Series C Convertible Preferred Stock.

4.1	Subscription Agreement.

4.2	January 2005 Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 18, 2005	DWANGO NORTH AMERICA CORP

By: /s/Rick J. Hennessey
Name: Rick J. Hennessey
Title: CEO

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designations of Series C Convertible Preferred Stock.

4.1	Subscription Agreement.

4.2	January 2005 Warrant.